NEWS RELEASE

Further Information Contacts:
AT OLD REPUBLIC:	AT FINANCIAL RELATIONS BOARD:
A. C. Zucaro: Chairman & CEO	Analysts/Investors: Marilynn Meek
(312) 346 - 8100	(212) 827 - 3773

OLD REPUBLIC ANNOUNCES THE ADDITION OF GLENN W. REED TO THE BOARD OF DIRECTORS

CHICAGO – August 17, 2017 – Old Republic International Corporation (NYSE: ORI) today announced that Glenn W. Reed (64) will be joining its Board of Directors. In making the announcement, Al Zucaro, Chairman and Chief Executive Officer, noted that, “Our Company will benefit greatly from Glenn Reed’s long and distinguished career. He joins our Board following his recent retirement as a Managing Director of the Strategy Division of The Vanguard Group, Inc., one of the world’s largest and most successful asset management firms. Prior to joining Vanguard in 2007, he served as general counsel for a multi-line health and life insurance company. During a preceding 21-year career, Glenn had been a partner with the Chicago-based law firm of Gardner, Carton & Douglas, where he specialized in securities law, corporate finance, mergers, and acquisitions. The long-term experience and deep knowledge gained in all these fields of endeavor will harmonize extremely well with our Board’s governance objectives in the service of all of Old Republic’s key stakeholders. We are most grateful and pleased with Glenn’s decision to join us and lend a hand to ensure our Company’s continued success as an insurance business managed for the long run.”

About Old Republic

Chicago-based Old Republic International Corporation is one of the nation's 50 largest publicly held insurance organizations. Its most recent financial statements reflect consolidated assets of approximately $19.35 billion and common shareholders' equity of $4.66 billion, or $17.85 per share. Its current stock market valuation is approximately $5.12 billion, or $19.42 per share.

The Company is organized as an insurance holding company whose subsidiaries actively market, underwrite, and provide risk management services for a wide variety of coverages mostly in the general and title insurance fields. A long-term interest in mortgage guaranty and consumer credit indemnity lines has devolved to a run-off operating mode in recent years.

The nature of Old Republic's business requires that it be managed for the long run. For the 25 years ended in 2016, the Company's total market return, with dividends reinvested, has grown at a compounded annual rate of 10.0 percent per share. For the same period, the total market return, with dividends reinvested, for the S&P 500 Index has grown at a 9.2 percent annual compound rate. During those years, Old Republic's shareholders' equity account, inclusive of cash dividends, has risen at an average annual rate of 9.5 percent per share, and the regular cash dividend has grown at a 9.0 percent annual compound rate. According to the most recent edition of Mergent's Dividend Achievers, Old Republic is one of just 97 qualifying companies, out of thousands considered, that have posted at least 25 consecutive years of annual dividend growth.
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Investor Relations
Old Republic International Corporation
307 North Michigan Avenue • Chicago, IL 60601
312-346-8100
or visit us at www.oldrepublic.com